UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 21, 2015

AmeriGas Partners, L.P.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13692	23-2787918
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No. Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 337-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 21, 2015, the Compensation/Pension Committee (the "Committee") of the Board of Directors of AmeriGas Propane, Inc. (the "Company"), the general partner of AmeriGas Partners, L.P. (the "Registrant" or "AmeriGas Partners"), approved the award of long-term equity to executive officers for the 2015 fiscal year ending September 30, 2015 ("Fiscal 2015") and the performance metrics required to be achieved in order for the payment of AmeriGas Partners common units underlying the performance units included in such equity awards at the expiration of the specified performance period. The performance units were granted under the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (the "Plan"). They are intended to provide our executives with a strong financial incentive for achieving or exceeding long-term performance goals and to align executives’ interests with those of the Registrant’s unitholders.

While the overall amount of compensation tied to long-term and annual incentives for each executive officer is generally consistent with prior compensation disclosures, the Committee approved a number of changes to the metrics to be used for Fiscal 2015. As more particularly set forth below, the Committee approved a change to the long-term incentive plan design for performance units granted to the Company’s executive officers during Fiscal 2015 to (i) tie a portion of the performance unit awards to a customer gain/loss metric, and (ii) apply a modifier to that portion of the performance unit awards subject to a relative total unitholder return ("TUR") metric based on the Alerian MLP Index. The Committee determined that a metric directly tied to customer gains and losses would strengthen the link between pay and performance and advance the Company’s long-term strategic goals and objectives. The Committee also approved a change to the Company’s Annual Bonus Plan for Fiscal 2015 to replace the prior fiscal year’s customer growth modifier on the bonus payouts (which was similar to the new customer gain/loss metric for performance unit awards) with a safety performance modifier based on goals tied to the Company’s annual safety performance with respect to Occupational Safety and Health Administration ("OSHA") recordables. One of the Company’s strategic initiatives is to achieve world class safety performance throughout the organization.

The Fiscal 2015 performance units awarded to executive officers and tied to customer gain and loss performance will be paid at the conclusion of a three-fiscal-year performance period ending September 30, 2017 (assuming continued employment through December 31, 2017), but will be measured based on individual year targets, subject to adjustment based on the achievement of cumulative three-year performance goals. Achievement of each year’s goal is weighted equally at one-third. The adjustment based on the cumulative three-year performance goals can increase or decrease the payout for year one and year two performance by thirty percent. The overall payout is capped at 200% of the target number of performance units awarded. The Committee believes that challenging goals and targets have been established with respect to the customer gain/loss metric for the described performance units. For illustrative purposes, there would have been no payout during at least the last five fiscal years had this metric been in place.

With respect to the other components of the Company’s Fiscal 2015 long-term compensation program, the Committee added a modifier to the metric for performance units tied to AmeriGas Partners’ TUR as compared to the TUR of the companies comprising the Alerian MLP Index ("Alerian TUR") over the three-year period from January 1, 2015 to December 31, 2017. The Alerian TUR result is then modified, as described below, based on AmeriGas Partners’ TUR performance compared to the TUR performance of the other two publicly traded retail propane distribution companies ("Propane MLPs") included in the Alerian MLP Index. A portion of the performance units awarded during the 2014 fiscal year were subject to a separate performance metric tied directly to AmeriGas Partners’ TUR performance compared to the TUR performance of the Propane MLPs. For the Fiscal 2015 grants, the Committee believes that a combined metric is more appropriate than stand-alone metrics, given the similarities of the performance metrics, including the fact that the Propane MLPs are already included in the Alerian MLP Index. If AmeriGas Partners’ Alerian TUR performance qualifies for a payout at the end of the three-year period, then that payout would be modified as follows: (i) if AmeriGas Partners’ TUR during the three-year period ranks first compared to the other Propane MLPs, then the performance unit payout would be 130% of the payout otherwise achieved; (ii) if AmeriGas Partners’ TUR during the three-year period ranks second compared to the other Propane MLPs, then the performance unit payout would be 100% of the payout otherwise achieved; and (iii) if AmeriGas Partners’ TUR during the three-year period ranks third compared to the other Propane MLPs, then the performance unit payout would be 70% of the payout otherwise achieved. The overall payout is capped at 200% of the target number of performance units awarded.

The Committee is maintaining for Fiscal 2015 the current long-term compensation structure for the Company’s executive officers with respect to stock options exercisable for UGI Corporation common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriGas Partners, L.P.

January 27, 2015	By:	/s/ Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and Secretary of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P.